UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2023

GAN Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-39274	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(Address of principal executive offices, including ZIP code)

(833) 565-0550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.01 par value	GAN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2023, Giuseppe Gardali was promoted to the office of President, B2B, where he will assume primary responsibility for managing GAN Limited’s (the “Company”) global B2B operating segment. Mr. Gardali previously served as the Company’s Senior Vice President, Content Distribution from March 2022 to March 2023. Prior to this position, Mr. Gardali was the Company’s Managing Director, International Market Development from March 2021 to March 2022, where he was responsible for evaluating and supporting merger and acquisition opportunities from a commercial, analytical and technical perspective, as well as overseeing the Company’s Italian operations. Beginning in September 2018, Mr. Gardali had served as the Company’s Managing Director, UK, where he was responsible for global development and support teams, as well as overseeing all European operations.

In connection with his promotion, the Company entered into an amended and restated employment agreement (the “Employment Agreement”) dated March 9, 2023, with Mr. Gardali, pursuant to which Mr. Gardali is entitled to, among other benefits, the following compensation:

●	an annual base salary of £245,000;

●	a bonus of up to 100% of Mr. Gardali’s base salary payable in cash or restricted stock based on individual and company-wide incentives for the applicable bonus year, provided that Mr. Gardali must be employed with the Company through the applicable bonus year and materially in compliance with the Employment Agreement as of the bonus payment date; and

●	participation in the Company’s employee stock option program, benefit plans, practices and programs that the Company makes available to it employees.

The Employment Agreement also provides that in the event Mr. Gardali is terminated without cause, Mr. Gardali is entitled to, among other benefits, severance equal to 12 months of his then-current base salary, or, if such termination occurs in calendar year 2024, at the election of the Company, 18 months, provided that the noncompete period shall then also include an 18 month period, in each case provided that Mr. Gardali executes a full waiver of claims. Upon a Change-in-Control (as defined in the Employment Agreement), Mr. Gardali will be entitled to a transaction bonus in an amount equal to 100% of Mr. Gardali’s then-current base salary. In addition, if Mr. Gardali’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Gardali for Good Reason (as defined in the Employment Agreement) within three months before or two years after a Change-in-Control occurs, Mr. Gardali will be entitled to (i) a cash severance payment in an amount equal to 1.5 times Mr. Gardali’s then-current base salary, payable in a lump sum within 10 calendar days of the Termination Date (as defined in the Employment Agreement), (ii) a pro rata bonus payment in an amount equal to the Bonus (as defined in the Employment Agreement) for the year in which the Termination Date occurs multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365, and (iii) all of Mr. Gardali’s equity awards shall accelerate and become fully vested, non-forfeitable, and exercisable.

The Employment Agreement also contains certain non-disclosure, non-solicitation and non-competition requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAN Limited

Date: March 15, 2023	By:	/s/ Sylvia Tiscareño
Sylvia Tiscareño
Chief Legal Officer & Corporate Secretary